EXHIBIT 10.22

LEASE

between

FORD MOTOR LAND DEVELOPMENT CORPORATION

Landlord

and

ROUSH INDUSTRIES

Tenant

TERM SHEET

Basic Lease Provisions

1. Date:	December 21, 1999

2. Landlord:	FORD MOTOR LAND DEVELOPMENT CORPORATION Suite 1500 East One Parklane Blvd. Dearborn, Michigan 48126

3. Tenant:	Roush Industries, a Michigan corporation

4. Section 1.01	Building A:	Approximately 84,000 rentable square feet (address to be determined at site plan review meeting) Allen Park, Michigan 48101

	Building B:	Approximately 85,200 rentable square feet (address to be determined at site plan review meeting) Allen Park, Michigan 48101

5. Section 1.01	Complex:	Fairlane Business Park

6. Section 1.01	Tenant’s Percentage Share: 100%

7. Section 3.01	Commencement Date of Building A: October 1, 2000 Commencement Date of Building B: November 15, 2000

8. Section 3.01	Expiration Date of Buildings A & B: November 14, 2000

9. Section 3.02	Alternate Expiration Date for Buildings A & B: Ten years from Commencement Date of Building B

10. Section 4.01	Rent

	Sq. Ft.	Lease Years	PSF	Annual	Monthly	Daily
Bldg. A	84,000	Years 1 through 5	$11.00	$924,000.00	$77,000.00	$2,531.51
		Years 6 through 10	$13.00	$1,092,000.00	$91,000.00	$2,991.78

Bldg. B	85,200	Years 1 through 5	$11.00	$937,200.00	$78,100.00	$2,567.67
		Years 6 through 10	$13.00	$1,107,600.00	$92,300.00	$3,034.52

11. Section 5.01	Permitted Use: Automotive research and development and related administrative offices

12. Section 22.01	Broker: None

13. Section 23.01	Landlord’s Address for Notices:

Ford Motor Land Development Corporation Suite 1500 East One Parklane Boulevard Dearborn, Michigan 48126 Attn: Fairlane Property Manager

Tenant’s Address for Notices:

Roush Industries, Inc. 11874 Market Street Livonia, MI 48150 Attn: Facilities Department Phone: (734) 779-7263

With a copy to:

Roush Industries, Inc. 12445 Levan Livonia, MI 48150 Attn: Legal Department Phone: (734) 779-7201

14. Section 24.01	Security Deposit: Waived

Additional Provisions:

15. Section 27	Building C

If Tenant is not in default hereunder. Tenant shall deliver Notice to Landlord prior to the date that is two years following Tenant’s occupancy of Building A that it has elected to exercise its right to expand into an 82,800 square foot building to be built by Landlord (“Right to Expand”) as shown on Exhibit A (“Building C”) under the following terms and conditions:

(i)	the lease term for Building C will be at least five years;

(ii)	the lease rate will be the market rate at the projected date of occupancy for similar buildings in the Fairlane Business Park, Allen Park, Michigan;

(iii)	the tenant improvement allowance will be the amount of tenant improvement allowance being offered by Landlord in similar buildings in the Fairlane Business Park at the projected date of occupancy, but not less than $25.00 per square foot;

(iv)	When Tenant notifies Landlord that it desires to exercise its Right to Expand, Tenant must state in such Notice the number of square feet in Building C it will lease which in no event shall be less than fifty percent (50%) of the square footage of Building C. Notwithstanding anything to the contrary herein regarding Tenant’s Right to Expand, Landlord shall not be obligated to construct Building C in the event Tenant notifies Landlord that it desires to lease less than one hundred percent (100%) of Building C and Landlord, in its sole judgement, determines that the remaining space in Building C unoccupied by Tenant will not be marketable to third parties at a rate of return acceptable to Landlord. Landlord agrees that it will notify Tenant within thirty (30) days after it receives Tenant’s notice of its desire to lease less than one hundred percent (100%) of Building C whether or not Landlord will nonetheless construct Building C. Tenant acknowledges that if it leases less than 100% of Building C, and Landlord elects to construct Building C, Landlord may lease the remaining space in Building C to such third party tenants and upon such terms and conditions as it deems acceptable in its sole discretion, and Tenant shall share the ground-mounted sign provided in connection with Building C with such other third party tenants.

(v)	Building C will match Buildings A and B in building materials and colors;

(vi)	Following Tenant’s Notice to Landlord that it is exercising Its Right to Expand, Building C will be available for occupancy approximately twelve (12) months following the latter of: (a) Tenant providing Landlord with an approved space plan, or (b) Tenant and Landlord executing a mutually-agreeable form of lease, whichever occurs last.

If Tenant does not exercise its Right to Expand, Landlord may (but is not required to) build Building C and market it to third party tenants in its sole discretion.

Landlord and Tenant agree that the site plan for Building C has not yet been engineered and is subject to approval of the Michigan Department of Environmental Quality (“MDEQ”) regarding wetlands mitigation and the approval of the City of Allen Park with respect to the site plan for Building C. Landlord represents that Building C will meet or exceed the parking requirements of the City of Allen Park, provided however that it might require downsizing the building.

16.	Section 28 Signage

Notwithstanding anything to the contrary in Section 19, Tenant shall be allowed to install at Tenant’s expense (with an allowance from Landlord of $15,000 per sign) two ground-mounted signs, in the approximate locations shown on Exhibit A, similar in size and character to similar single-tenant buildings in the Fairlane Business Park. Such signage shall be subject to Landlord’s approval, which shall not be unreasonably delayed or withheld.

17.	Section 29 Right to Extend

Within sixty (60) days following Tenant’s Notice to Landlord to extend the Initial Term or if applicable, to extend the First Extended Term, pursuant to Section 4.05 and 4.06 respectively, Landlord shall notify Tenant in writing of the proposed Rent amount to be paid during the First Extended Term (the “First Extended Term Rent”), or if applicable, the proposed Rent amount to be paid during the Second Extended Term (the “Second Extended Term Rent”) which shall be equal to the then Fair Market Rental Value of the Premises. Fair Market Rental Value shall be defined as the annual rental (projected from the date of the commencement of the payment of annual rental to which it applies) which Tenant would expect to pay and Landlord would expect to receive under leases of space of comparable conditions, on conditions comparable to this Lease, covering premises comparable to the Premises in the Fairlane Business Park, Allen Park, Michigan. Tenant shall have sixty (60) days following receipt of Landlord’s notice of determination of the proposed First Extended Term Rent or, if applicable, the Second Extended Term Rent, in which to:

(a)	accept such determination; or

(b)	elect to have such determination made by appraisal as described below; or

(c)	withdraw its notice of exercise of option to extend.

If Tenant fails to notify Landlord in writing of its election within said sixty (60) day period, Tenant shall be deemed conclusively to have withdrawn its notice of exercise of the option to extend the Lease and the Lease shall terminate on the Expiration Date of the Initial Lease Term, or, if applicable, the Expiration Date of the First Extended Term as if such notice was never given. If Tenant elects to have such determination made by appraisal, then:

(i) Within ten (10) days after Landlord receives Tenant’s notice of its election to have such determination made by appraisal, Landlord and Tenant shall each appoint and employ, at its cost, a real estate appraiser (who shall be licensed in the State of Michigan and be a member of the American Institute of Real Estate Appraisers [“MAI”] with at least ten (10) years of full-time commercial appraisal and real estate marketing experience in the Dearborn area) to appraise and establish the Fair Market Rental Value.

(ii) Within thirty (30) days after the selection of the two (2) appraisers, the appraisers shall each submit an appraisal of the Fair Market Rental Value. If the appraisers are equal to or less than ten percent (10%) apart in their determination of Fair Market Rental Value, the Fair Market Rental Value shall be the average of She two appraisals. If the appraisers are more than ten percent (10%) apart in their determination of Fair Market Rental Value, then the two appraisers shall attempt to agree upon and designate a third appraiser meeting the qualifications set forth above within ten (10) days after the date of appointment of the last two appraisers.

(iii) If the two appraisers are unable to agree on the third appraiser, either of the parties, after giving five (5) days notice to the other, shall request the American Arbitration Association in Wayne County, Michigan to appoint such independent third appraiser, who shall be of similar affiliation or background of the appraisers aforementioned. Each of the parties shall bear one-half of the cost of the appointment of the third appraiser and of the third appraiser’s fee.

(iv) Within thirty (30) days after the selection of the third appraiser, a majority of the appraisers shall agree upon the Fair Market Rental Value. If a majority of the appraisers are unable to agree within the stipulated time, then each appraiser shall render his/her separate appraisal within such time, and the three appraisals shall be averaged in order to establish such rate; provided, however, if the low appraisal and/or the high appraisal are more than ten percent (10%) lower and/or higher than the middle appraisal, the low appraisal and/or high appraisal shall be disregarded. If both the low appraisal and the high appraisal are disregarded, the middle appraisal shall establish the Fair Market Rental Value. After the Fair Market Rental Value has been established, the appraisers shall immediately notify the parties in writing.

18.	Section 30 Parking

Parking will meet or exceed the actual parking spaces shown on Exhibit A Pages 2 and 3.

19.	Section 31 Termination of Existing Lease

Tenant is successor in interest to a lease dated March 9, 1994 between Detroit Art Services, as tenant, and Ford Motor Land Development Corporation, as landlord, for 16,755 rentable square feet in Suite 450, 555 Republic Drive, Allen Park, Michigan (“Existing Lease”). Landlord and Tenant shall execute an agreement terminating the Existing Lease effective as of the Commencement Date of this Lease.

20.	Section 32 Option to Construct Interior Tenant Improvements

Provided Tenant is not in default of any terms or conditions under this Lease, Tenant shall have the option to construct certain Tenant Improvements defined as Tenant’s Work in Exhibit C hereof (herein called “Option to Construct”), by giving Landlord Notice of Its election by March 1, 2000. If Tenant elects to exercise Its Option to Construct, Landlord and Tenant shall both be bound by the terms of Exhibit C Plans and Specifications for Tenant Improvements, Landlord’s Workletter, attached hereto. All Plans and Specifications for Tenant’s Work shall be submitted to Landlord by March 1, 2000, for coordination of the schedule with Landlord’s Contractors, specifically as relates to Plans and Specifications that will affect the slab, fire protection, perimeter fintube heating system, and any underground plumbing or modifications to the slab.

21.	Section 33 Fence

In the event that Wayne County installs a sidewalk on the county property adjacent to and on the same side of the Rouge River as Tenant’s Building, Landlord will install a decorative fence at its expense. The purpose of such fence is to discourage public use of Tenant’s parking lot and grounds as a means of access to and from such county property.

IN WITNESS WHEREOF, Landlord and Tenant have executed the Lease to which this Term Sheet is attached by signing and dating this Term Sheet, initialing the first page of the Lease, signing and dating Exhibit B hereof and signing and dating Exhibit C hereof.

Landlord:		Tenant:

Ford Motor Land Development Corporation, a Delaware corporation		Roush Industries, Inc., a Michigan corporation

By:	/s/ Illegible	By:	/s/ Illegible

Its:	Vice President	Its:	EVP

TABLE OF CONTENTS

1. Definitions	1

2. Construction of Tenant Improvements	4

3. Commencement Date; Initial Term	4

4. Rent	5

5. Use of Premises	5

6. Utilities and Services to Premises	5

7. Tenant’s Property and Alterations	6

8. Repairs and Maintenance, Compliance with Laws and Fire/Casualty	6

9. Insurance	8

10. Intentionally Deleted	9

11. Condemnation	9

12. Dedications and Easements	10

13. Property Taxes and Assessments	10

14. Remedies in Case of Default; Indemnification; Right to Perform Covenants	11

15. Subordination	12

16. Certificates by Landlord and Tenant	12

17. Quiet Enjoyment	13

18. Assignment and Subletting	13

19. Signs	13

20. Hazardous Materials	13

21. Recording	14

22. Brokers	14

23. Notices	14

24. Security Deposit	14

25. Miscellaneous	14

26. Execution	16

EXHIBIT A	18
EXHIBIT B	19
EXHIBIT C	22

LEASE

THIS LEASE dated as of the date specified in Item 1 of the Term Sheet, between the party (herein called “Landlord”) identified as Landlord in Item 2 of the Term Sheet and the party (herein called “Tenant”) identified as Tenant in Item 3 of the Term Sheet.

W I T N E S S E T H:

Upon and subject to the terms, covenants, agreements and conditions set forth herein, Landlord hereby leases to Tenant, and Tenant hereby hires from Landlord, the Premises (defined below).

1. Definitions

1.01. Unless otherwise defined herein or unless the context otherwise requires, terms used in this Lease with initial capitalization shall have the following meanings:

“Additional Improvements” shall have the meaning specified in Exhibit B hereof.

“Base Building Work” shall have the meaning specified in Exhibit C hereof.

“Building” shall mean the buildings described in Item 4 of the Term Sheet.

“Business Day” shall mean all days on which Tenant is normally open for business at the Premises.

“Business Hours” shall mean 7:00 a.m. to 6:00 p.m. on Business Days.

“Calendar Year” shall mean each period during the Lease Term commencing on January 1.

“Commencement Date” shall have the meaning specified in Section 3.01 hereof.

“Common Area” shall mean that area cross-hatched on Exhibit A hereof.

“Common Area Expenses” shall mean any and all costs, expenses and disbursements of every kind and character that are paid or incurred by Landlord in connection with the operation, maintenance and repair of the Building and the Common Area, limited to the following, the costs of water; sewer charges; general landscape maintenance; all costs in connection with the maintenance, operation and repair of Complex of which the Building is a part, including, without limitation, road security patrol, payroll taxes, wages and salaries and fringe benefits of all on-site persons, if any, and an allocable share of the costs of all off-site persons, if any; amounts funded into any common area expense reserve maintained by Landlord to cover reasonable contingencies during the current calendar year; amortization of costs (on a straight-line basis over a depreciable life consistent with generally accepted accounting principles), including actual or imputed financing or leasing costs, incurred by Landlord for any equipment, device or capital improvement installed by Landlord which is designed as a Building-wide or Complex-wide labor-saving measure or designed to effect other Building-wide or Complex-wide economies or efficiencies in the operation or maintenance of all or any part of the Building or the Complex or which is required by any laws, rules or regulations of any governmental or quasi-governmental authority having jurisdiction; the charges of any independent contractor who performs any of the work of operating and maintaining all or any portion of the Complex; management fee equal to 1% of Rent; legal fees (other than legal fees payable in connection

Landlord:	/s/ Illegible

Tenant:	/s/ Illegible

with disputes with tenants or obtaining new tenants) and disbursements; accounting fees and disbursements paid or reimbursed by Landlord to independent contractors and to affiliates of Landlord; personal property taxes paid or incurred by Landlord in connection with any personalty located on or used in connection with the operation or maintenance of the Complex; and any other costs, charges and expenses which under generally accepted accounting principles and practice would be regarded as maintenance and operating expenses, including such costs, charges and expenses as would normally be amortized over a period not exceeding five years.

“Complex” shall have the meaning specified in Item 5 of the Term Sheet.

“Construction Information” shall have the meaning specified in Exhibit B hereof.

“Date of Acceptance” shall have the meaning specified in Exhibit C hereof.

“Expense Year” shall mean the current calendar year commencing January 1, provided that Landlord, upon Notice to Tenant, may change the Expense Year from time to time to any other current 12 consecutive month period, and in the event of any such change, Tenant’s Percentage Share of Project Expense shall be equitably adjusted for the Expense Years involved in any such change.

“Extended Term” or “Extended Terms” shall have the meaning specified in Section 4 hereof.

“Initial Term” shall have the meaning specified in Section 3.01 hereof.

“Insurance Requirements” shall mean all terms and conditions of any insurance policy covering or applicable to the Premises, and rules, regulations and other requirements of the American Insurance Association, formerly the National Board of Fire Underwriters (or other body exercising similar functions) applicable to the Premises or the use of the Premises.

“Hazardous Material” shall mean any of the following: asbestos or any substance containing more than 0.1 percent asbestos and deemed hazardous under any Hazardous Material Law (defined below); the group of organic compounds known as polychlorinated biphenyls;, flammable explosives; radioactive materials; chemicals known to cause cancer or reproductive toxicity; pollutants, effluents, contaminants, emissions or related materials and any items included in the definition of hazardous or toxic wastes, materials or substances under the Hazardous Material Laws; and any mixture of a Hazardous Material (regardless of concentration) with other materials.

“Hazardous Material Laws” shall mean any law relating to environmental conditions and industrial hygiene, including, without limitation, the Resource Conservation and Recovery Act of 1976 (“RCRA”), 42 U. S. C. 6901 et seq., the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), 42 U. S. C. 9601 et seq., as amended by the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), the Hazardous Materials Transportation Act, 49 U. S. C. 1801, et seq., the Federal Water Pollution Control Act, 33 U. S. C. 1251 et seq., the Clean Air Act, 42 U. S. C. 7401 et seq., the Clean Water Act, 33 U. S. C. 7401, et seq., the Toxic Substances Control Act, 15 U. S. C. 2601 et seq., the Safe Drinking Water Act, 42 U. S. C. 300f et seq., and all similar federal, state and local environmental statutes, ordinances and the regulations, orders, decrees now or hereafter promulgated thereunder.

“Landlord’s Allowance for Tenant Work” shall have the meaning specified in Exhibit C hereof.

“Landlord’s Architect” shall have the meaning specified in Exhibit C hereof.

“Landlord’s General Contractor” shall have the meaning specified in Exhibit C hereof.

“Lease” shall include this Lease Agreement, the Term Sheet and the Exhibits attached hereto and made a part hereof by reference.

“Lease Term” shall be deemed to include the Initial Term and, if applicable, the First Extended Term and the Second Extended Term unless specifically provided otherwise herein.

“Legal Requirements” shall mean all laws, statutes, codes, acts, ordinances, orders, rules, regulations and requirements, now or hereafter enacted or in force, of all governmental bodies or quasi-governmental bodies having jurisdiction over the Premises or its use or over the streets, walkways and areas adjacent to the Premises.

“Notices” shall have the meaning specified in Article 23 hereof.

“Plans and Specifications” shall have the meaning specified in Exhibit B hereof.

“Premises” shall mean (i) that portion of Building A and Building B, associated parking, and land shown on the site plan attached hereto as Exhibit A; (ii) the Tenant Improvements; and (iii) all fixtures, equipment and other property (other than Tenant’s Property and Alterations as defined below) now or hereafter installed therein either prior to the Commencement Date or during the Lease Term (all of the foregoing (ii) and (iii) being herein collectively called the “Improvements”) and [illegible].

“Project Manager” shall have the meaning specified in Exhibit C hereof.

“Property Taxes” shall mean the total of all ad valorem real property taxes and currently due installments of assessments, special or otherwise, levied upon, or with respect to or reasonably allocable to the Premises and the Common Area or the Rent and additional charges payable hereunder, imposed by any taxing authority having jurisdiction. With respect to the payment of assessments, special or otherwise, payment in installments over the longest possible term shall be deemed to have been elected in any instance where a determinable option so to pay existed, or may exist, notwithstanding that an assessment may have been, or may hereafter be, paid in full, and Tenant shall bear the cost of only such installments as would have become due, payable and delinquent during the initial Term or any applicable Extended Term had the installment option been elected. Property Taxes also shall include all taxes, levies and charges which may be assessed, levied or imposed in replacement of or in addition to all or any part of ad valorem real property taxes as revenue sources, and which in whole or in part are measured or calculated by, based upon or allocable to the Premises and the Common Area, the leasehold estate of Landlord or Tenant or the Rent and other charges payable hereunder.

Notwithstanding the foregoing, Property Taxes shall not include federal, state or local income taxes; franchise, gift, transfer, excise, capital stock, estate, succession or inheritance taxes.

“Restroom Allowance” shall have the meaning specified in Exhibit B hereof.

“Space Plan” shall have the meaning specified in Exhibit B hereof.

“Substantial Completion” shall mean the date on which Landlord determines that the Tenant Improvements (or, if applicable, the Base Building Work and/or Tenant Work) are complete. If any dispute shall arise as to whether the Tenant Improvements (or, if applicable, the Base Building Work and/or Tenant Work) are complete, a certificate furnished by Landlord’s architect certifying the date of Substantial Completion shall be conclusive and binding of that fact and date upon Landlord and Tenant.

“Tenant’s Contractors” shall have the meaning specified in Exhibit C hereof.

“Tenant Delay” shall have the meaning specified in Exhibit B hereof.

“Tenant Improvements” shall mean the improvements to the Building constructed by Landlord pursuant to the Plans and Specifications and as provided in Exhibit B hereto in the event Tenant does not exercise its Option to Construct.

“Tenant Improvement Allowance” shall have the meaning specified in Exhibit B hereof.

“Tenant Work” shall have the meaning specified in Exhibit C hereof.

“Tenant’s Percentage Share” shall have the meaning specified in Item 6 of the Term Sheet.

“Tenant’s Property” shall have the meaning specified in Section 7.01 hereof.

“Termination Date” shall mean the date on which the Lease Term shall expire or earlier terminate.

“Trade Payment Breakdown” shall have the meaning specified in Exhibit C hereof.

“Unavoidable Delay” shall mean delays due to strikes, lockouts, labor disputes, acts of God, inability to obtain labor or materials, governmental restrictions, emergency acts, civil commotion or unavoidable casualty or similar causes beyond the control of Landlord or Tenant.

“Work” shall have the meaning specified in Section 2.01 hereof.

2. Construction of Tenant Improvements

2.01.	Landlord shall provide all necessary labor and materials to construct the Tenant Improvements and prepare the Premises for occupancy by Tenant and to perform all work necessary in connection therewith (the “Work”), all in accordance with the provisions of Exhibit B hereto.

2.02.	Notwithstanding to the contrary contained herein, if Tenant exercises Its Option to Construct, Tenant shall provide all necessary labor and materials to construct certain of the Tenant Improvements and prepare the Premises for occupancy by Tenant and to perform all work necessary in connection therewith (the “ Tenant Work”), all in accordance with the provisions of Exhibit C attached hereto.

3. Commencement Date; Initial Term

3.01. The initial term of the Lease (the “Initial Term”) shall commence on the date specified in Item 7 of the Term Sheet (the “Commencement Date”) and, unless sooner terminated as hereinafter provided, shall end on the date specified in Item 8 of the Term Sheet (the last day of the Initial Term or any Extended Term is herein called the “Expiration Date”). Notwithstanding anything to the contrary contained herein, if Tenant exercises Its Option to Construct, the Initial Term shall commence sixty (60) days following the Substantial Completion of the Base Building Work as defined in Exhibit C.

3.02. If Landlord fails to deliver possession of the Premises on the Commencement Date, either (a) because Substantial Completion of the Work has not occurred (or in the event Tenant has exercised its Option to Construct and Substantial Completion of the Base Building Work has not occurred), or (b) on account of Unavoidable Delay, then the following provisions shall apply:

(i) the Initial Term shall not commence on the Commencement Date specified in Item 7 of the Term Sheet, but shall commence instead on the Commencement Date fixed by Landlord in a notice to Tenant, which notice shall state that the Premises shall be ready for occupancy by the Commencement Date fixed in such notice;

(ii) the Term shall not end on the Expiration Date specified in Item 8 of the Term Sheet, but instead shall end on the Expiration Dale specified in Item 9 of the Term Sheet;

(iii) neither the validity of this Lease nor the obligations of Tenant under this Lease shall be affected by such failure to deliver possession, except that the Initial Term shall begin and end as provided in clauses (i) and (ii) above; and

(iv) Tenant shall have no claim against Landlord because of Landlord’s failure to deliver possession of the Premises on the Commencement Date specified in Item 7 of the Term Sheet.

3.03. Any holding over by Tenant beyond the expiration of the Initial Term or, if applicable, any Extended Term, shall give rise to a tenancy from month to month at a monthly rent equal to 130% of the monthly Rent during the last month of the Lease Term and all other provisions of this Lease shall continue. Such tenancy from month to month may be terminated by either Landlord or Tenant upon giving thirty days’ prior written notice to the other.

4. Rent

4.01. Tenant shall pay to Landlord throughout the Lease Term an annual net rental (the “Rent”) for the Premises in the amounts specified in Item 10 of the Term Sheet. The Rent shall be payable in monthly installments on or before the first day of each calendar month, without notice or demand; except that the Rent for Building A for the first month of the Initial Term shall be paid upon execution and delivery of this Lease. If the Commencement Date or Termination Date shall occur on a day which is not the first day of a calendar month, then the Rent for the first month and the last month of the Lease Term shall be prorated based on the actual number of days in the Lease Term during such months.

4.02. Tenant shall bear Tenant’s Percentage Share of all Property Taxes, Common Area Expenses, and all other amounts, liabilities, obligations and other payments which Tenant herein assumes or agrees to pay (herein collectively called the “Additional Rent”) and, in the event of any failure on the part of Tenant to pay any such amounts, Landlord shall have all rights, powers and remedies provided for herein or by law in the case of nonpayment of Rent. Except as otherwise provided herein, all Additional Rent to be paid to Landlord shall be paid on the earlier of (i) 30 days after receipt of an invoice therefor from Landlord or (ii) 20 days prior to the date on which such payments are due and payable to the third party entitled to payment.

4.03. If the Lease Term shall terminate prior to the Expiration Date (except pursuant to Section 15), then Rent and Additional Rent paid with respect to periods occurring after the termination of the Lease Term shall be refunded to Tenant.

4.04 The Rent and Additional Rent shall be paid to Landlord at Landlord’s address for Notices hereunder or to such other person or entity or at such other place as Landlord may from time to time designate in writing. The Additional Rent shall be remitted by Tenant directly to the person or entity to which such sum is owing only with Landlord’s consent, which Landlord may withdraw at any time.

4.05 Provided Tenant shall not be in default of any terms or conditions of this Lease, Tenant shall have the option to extend the Initial Lease Term for an additional five (5) year term (the “First Extended Term”) by giving Landlord Notice of its intention to do at least twelve (12) months prior to the end of the Initial Lease Term, upon the same terms and conditions as herein stated except the rental rate shall be determined as provided for in Section 29 hereof.

4.06 Provided Tenant shall not be in default of any terms or conditions of this Lease and provided that Tenant shall have exercised its option for the First Extended Term, Tenant shall have the option to extend the First Extended Term for an additional five (5) year term (the “Second Extended Term”) by giving Landlord Notice of its intention to do at least twelve (12) months prior to the end of the First Extended Term, upon the same terms and conditions as herein stated except that the rental rate shall be determined as provided for in Section 29 hereof.

5. Use of Premises

5.01. The Premises may be used only for the purposes stated in Item 11 of the Term Sheet.

5.02. Tenant shall comply with all Legal Requirements regarding the physical condition of the Premises and the use or occupancy thereof by Tenant.

6. Utilities and Services to Premises

6.01. Tenant shall pay, directly to the provider of the service, for all gas, heat, light, power, telephone, janitorial and other utilities (other than water) supplied to the Premises during the Lease Term, together with any taxes thereon; provided, however, that if Landlord reasonably determines that Tenant’s water usage is excessive in comparison with other tenants of the Building, then Landlord shall have the right to install a water meter to monitor Tenant’s usage of water and Tenant shall pay for such water usage.

6.02. Landlord shall furnish to the Building and the Complex water and such Common Area services as landscaping services, directional and traffic signs, parking area maintenance (to the extent not included in the Premises or another tenant’s premises), other repair, maintenance and utility services relating to the Complex which are not the obligation of Tenant or any other tenant and any other costs, charges and expenses which under generally accepted accounting principles and practice would be regarded as maintenance and operating expenses, including such costs, charges and expenses as would normally be amortized over a period not exceeding five years.

6.03. Tenant shall pay, as Additional Rent, one-twelfth of Landlord’s estimate of Tenant’s Percentage Share of Common Area Expenses (as defined in Section 1.01) for the Expense Year on the first day of each month during such Expense Year. With reasonable promptness after the expiration of the Expense Year, Landlord shall furnish Tenant with a statement (“Landlord’s Expense Statement”), certified by an independent certified public accountant, setting forth in reasonable detail the Common Area Expenses for the Expense Year, and Tenant’s Percentage Share of such Common Area Expenses. If Tenant’s Percentage Share of the actual Common Area Expenses for the Expense Year exceeds the estimated Common Area Expenses paid by Tenant for such Expense Year, Tenant shall pay to Landlord the difference between the amount paid by Tenant and Tenant’s Percentage Share of the actual Common Area Expenses, within 15 days after the receipt of Landlord’s Expense Statement. If the total amount of Common Area Expenses paid by Tenant for the Expense Year exceeds Tenant’s Percentage Share of the actual Common Area Expenses for the Expense Year, such excess shall be credited against the next installment of Common Area Expenses due from Tenant to Landlord hereunder or, if in the last year of Tenant’s occupancy of the Building, returned to Tenant with reasonable promptness following the end of the calendar year. Tenant’s liability for Tenant’s Percentage Share of Common Area Expenses for the last Expense Year falling entirely or partly within the Lease Term or any Extended Term shall survive the expiration of the Lease Term, or any Extended Term.

The Premises have not yet been built; accordingly Landlord estimates that the Common Area Expenses for the year 2000 will be approximately $1.75 per square foot based on similar properties in the Complex.

7. Tenant’s Property and Alterations

7.01. Tenant shall make no additions, alterations and improvements to the Premises (herein collectively called Alterations) without Landlord’s prior consent. Tenant may instant therein or thereon fixtures, machinery, equipment and advertising signs (herein collectively called “Tenant’s Property”) which do not involve Alterations without any consent being required of Landlord other than for signs affixed to the Building or the exterior of the Premises.

7.02. Except as provided otherwise in Exhibits B and C hereof, all Tenant’s Property and Alterations shad be and remain the property of Tenant. Upon any expiration of the Lease Term, Tenant shall remove all of Tenant’s Property from the Premises unless Landlord agrees that they need not be removed, and Tenant shall repair, restore and replace all damage caused by such removal. Tenant’s Property and Alterations not so removed by Tenant shal become the property of Landlord, Tenant’s obligation to repair, restore and replace all damage caused by such removal shall survive the termination of this Lease.

8. REPAIRS, MAINTENANCE, COMPLIANCE WITH LAWS AND FIRE/CASUALTY

8.01. Landlord shall be responsible for the repair of the roof structure (excluding the roof membrane) ; the exterior walls, foundations and masonry of the Premises provided that such repairs are not necessitated by Tenant’s acts or negligence.

8.02 (a) Tenant shall keep and maintain all other aspects of the Premises, including the roof membrane, interior walls including interior perimeter walls, ceilings, floors, doors, corridors, glass, beams, load Bearing partitions, duct work, windows, the electrical and lighting system, pipes and plumbing, ventilating system, air conditioning system, heating and all necessary apparatus, accessories and fixtures pertaining thereto, the paved or blacktopped areas and the adjacent alleys, sidewalks and curbs) in first-class order and repair (including periodic painting, washing and general refurbishing) and free of accumulations of trash, rubbish, snow and ice, and any Hazardous Substance or other contaminants. Except as provided in Section 8.01, Tenant shall make all repairs, replacements, alterations, additions and betterments, ordinary and extraordinary, structural and non-structural, foreseen and unforeseen (including the roof membrane, walls, floors, ceilings and windows, the heating, air conditioning, electrical, water, power and plumbing systems and equipment, the paved or blacktopped areas and the adjacent alleys, sidewalks and curbs) as may be necessary or desirable in order to keep and maintain the Premises in first-class order and repair and in a condition suitable for the operation and conduct of Tenant’s business. Tenant shall clean up and remove any release of Hazardous Substance (hereinafter defined) or other contaminants on or under the Premises arising after the Commencement Date. Tenant agrees that as part of its janitorial services Tenant shall be solely responsible for the lawful disposal and, as applicable, recycling of trash and waste from the Premises including, but not limited to: lighting tubes, ballast and bulbs, small batteries, toner cartridges and cleaning solvents and supplies. Tenant shall indemnify, defend and save harmless Tenant from and against all suits, liabilities, obligations, damages, penalties, costs, charges and expenses, including reasonable attorneys’ fees, which may be imposed upon or incurred by or asserted against Tenant as a result of or arising out of any such disposal.

(b) Landlord shall assign and transfer to Tenant any warranty or guaranty received by Landlord from any party who may have supplied labor, services and/or materials with respect to any portion built by Landlord’s Contractor with respect to any portion of the Premises which Tenant is required to repair pursuant to this Lease.

(c) the term “Hazardous Substance” means any substance: (i) the presence of which requires investigation or remediation under any federal, state or local statute, regulation, ordinance, order, action, policy or common law, or (it) which is or becomes defined as a “hazardous waste,” “hazardous substance,” pollutant or contaminant under any federal, state or local statute, regulation, rule or ordinance or amendments thereto, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. section 9601, et seq.) and/or the Resource Conservation and Recovery Act (42 U.S.C. section 6901, et seq.); or (iii) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous and is or becomes regulated by any governmental authority, agency, department, commission, board, agency or instrumentality of the United States, the State where the Premises are located, or any political subdivision thereof; or (iv) the presence of which on the Premises causes or threatens to cause a nuisance upon the Premises to adjacent properties or poses or threatens to pose a hazard to the health or safety of persons on or about the Premises; or (v) without limitation which contains gasoline, PCB’s, diesel fuel or other petroleum hydrocarbons.

8.03. (a) Tenant shall give notice promptly to Landlord if the Improvements shall be damaged or destroyed by fire or other casualty, specifying the date, nature and extent of such damage or destruction. Tenant shall take whatever steps may be necessary to prevent further damage or destruction to the Improvements.

(b) If prior to or during the Initial Lease Term (and, if applicable, the Extended Lease Term (i) the Improvements shall be damaged or destroyed by fire or other casualty insured against by Tenant’s fire and extended coverage policy covering the Improvements as specified in Article 9 hereof, (ii) Landlord shall not have elected to terminate this Lease as provided in Subsection 8.03(c), and (iii) Tenant shall have paid to Landlord, upon demand, the amount of the deductible under the insurance covering the Improvements required to be maintained by Tenant pursuant to Article 9 hereof, then Landlord shall repair or restore the Improvements so damaged or destroyed to the extent it receives the deductible amount from Tenant and the proceeds from the insurance policies to be maintained by Tenant as described in Article 9 hereof. Landlord shall have no obligation to repair or restore any of Tenant’s Property nor shall it be required to rebuild the Improvements beyond the scope or quality standards that existed before any such damage or destruction. If the Premises shall be rendered untenantable as a result of such damage or destruction, there shall be a reduction in Rent (or, if applicable, Extended Term Rent) to the extent Landlord is reimbursed for such reduction through the insurance policies to be maintained by Tenant as described in Article 9 hereof and for the period of such untenantability, all as shall be determined by Landlord in its reasonable discretion.

(c) If prior to or during the Initial Lease Term (or, if applicable, the Extended Terms) improvements shall be damaged or destroyed by fire or other casualty, then landlord shall have the obligation to reconstruct the improvements, unless the damage or destruction is 50% or more of the Improvements during the last two years of the Initial Lease Term or any Extended Terms, in which case Landlord, within sixty (60) days after such fire or other casualty, by notice given to Tenant, may designate a date on which this Lease shall terminate (which date shall be no later than sixty (60) days after the giving of such notice). Thereupon, on the date fixed in such notice, this Lease shall terminate as if such date were the Expiration Date. Tenant shall pay to Landlord, upon demand, the amount of the deductible under the insurance covering the Improvements required to be maintained by Tenant as described in Article 9 hereof. Tenant further acknowledges that Landlord shall be entitled to all proceeds under the insurance policies to be maintained by Tenant as described in Article 9 hereof.

(d) Other than as specifically provided in Subsection 8.03(b), there shall be no abatement of Rent (or, if applicable, Extended Term Rent) or Additional Rent on account of any casualty or destruction to or untenantability of the Premises, any statute or rule of law to the contrary notwithstanding.

8.04. Tenant, at its sole cost and expense, shall comply with all laws, rules and regulations (whether now existing or hereafter enacted or promulgated) of governmental authorities relating to Tenant’s use and occupancy of the Premises, including all laws, rules, and regulations relating to the environmental condition of the Premises or the use and presence of any Hazardous Substances on the Premises and all orders, rules and regulations of the board of fire underwriters or any other body hereafter exercising similar functions relating to use and occupancy of the Premises. Tenant likewise shall comply with the requirements of all governmental permits and certificates and all policies of public liability, fire and other insurance at any time in force with respect to the Premises. Without limiting the foregoing, Tenant shall promptly deliver to Landlord copies of any notice or other correspondence sent by Tenant to any governmental body, or received by Tenant from any governmental body, concerning the environmental conditions of the Premises.

8.05. As of the Commencement Date, Landlord warrants that the Premises, to the extent constructed by Landlord, are in compliance with all applicable laws, rules and regulations of governmental authorities including, without exception, the Americans with Disabilities Act.

9. Insurance

9.01. Tenant shall maintain during the Initial Lease Term (or, if applicable, the First Extended Term or the Second Extended Term) the following insurance policies: (a) General or public liability insurance against claims for bodily injury, death or property damage occurring on, in or about the Premises and the streets and alleys adjoining the Premises, affording protection of at least $3,000,000 single limit per occurrence of loss or damage, if during the Initial Lease Term (or, if applicable, the First Extended Term or the Second Extended Term) changed conditions or other pertinent factors, in the reasonable judgment of Landlord, should render inadequate the insurance limits referred to above, Tenant shall furnish on demand such additional coverage as reasonably may be required by Landlord. Such insurance shall name Landlord as an additional insured; (b) Fire and extended coverage insurance for the Improvements (including insurance on rental income derived by Landlord from this Lease on a profit form of coverage, with a period of coverage of not less than 12 months representing the time period required to completely rebuild the Improvements as a result of a casualty - such time period may be adjusted from time to time by Landlord) in an amount equal to the full replacement cost of the Improvements (exclusive of the cost of excavations, foundations and footings). Such policy shall name Landlord, Tenant and all mortgagees as additional insureds and loss payees, and shall contain an agreement by the insurer that such policies shall not be canceled or substantially modified without providing at least thirty (30) days’ prior notice to Landlord. Such policy shall include a waiver by the insurer of all rights of subrogation against the Landlord, its directors, officers, employees, or representatives, which arises or might arise by reason of any payment under such policies, or by reason of any act or omission of Landlord, its directors, partners, officers, employees or representatives

9.02. All such insurance required to be maintained by Tenant as specified in this Article 9 shall also meet the following additional requirements: (a) Each policy evidencing the insurance to be maintained by Tenant under this Lease shall contain a clause that such policy and the coverage evidenced thereby shall be primary with respect to any policies maintained by Landlord, and that any coverage maintained by Landlord shall be excess insurance, (b) All such insurance shall be effected at Tenant’s expense under valid and enforceable policies issued by insurance companies licensed in the State of Michigan having an A. M. Best’s policyholder’s rating of “A” and a financial category no lower than “VI” ($25 million to $50 million of adjusted policyholder’s surplus), (c) Certificates of insurance providing evidence of such coverage shall be delivered by Tenant to Landlord prior to the Commencement Date, and similar replacement certificates shall be delivered by Tenant to Landlord at least fifteen (15) days prior to the expiration dates of expiring policies, (d) All such insurance shall contain an agreement by the insurer that such policies shall not be canceled or substantially modified without providing at least thirty (30) days’ prior notice to Landlord, (e) If Tenant does not provide such evidence to Landlord of valid liability insurance coverage, then Landlord, at its option, may provide said coverage at any time and without notice to Tenant. The cost thereof will be charged to Tenant as Additional Rent.

9.03. Tenant hereby waives, to the extent of recovery under Tenant’s fire and extended coverage insurance policies, (a) any obligation on the part of Landlord to pay for repairs to the Premises necessitated or occasioned by fire or other casualty that is an insured risk under the insurance policies required to be maintained by Tenant pursuant to this Article 9; and (b) any right of recovery against Landlord for any loss occasioned by fire or other casualty that is an insured risk under such policies.

10. INTENTIONALLY DELETED

11. Condemnation

11.01. The term “Taking” shall mean (a) a taking during the Lease Term of all or part of the Premises as a result of condemnation or eminent domain proceedings or by agreement between Landlord and the governmental or other body which has the power of condemnation, (b) damage to all or part of the Premises as the result of condemnation or eminent domain proceedings, and (c) damage to the Premises incidental to a public work. The term “Date of Taking” shall mean the date on which title is vested in such authority or the damage is imposed, as the case may be.

11.02. Immediately upon the receipt by Landlord or Tenant of any notice of the institution of any proceeding for a Taking, or for any street widening other than a Taking or any change of grade affecting the Premises or any part thereof, the party receiving such notice shall promptly give Notice to the other party to this Lease.

11.03. In the event of a Taking of the fee of all of the Premises at the election of Tenant the Lease Term shall expire as of the Date of Taking. Such election shall be made by Notice to Landlord within 120 days after the Date of Taking.

11.04. In the event of a Taking of the fee of less than all of the Premises or the temporary use of, or a perpetual or temporary easement, upon all or less than all of the Premises, if Landlord, in its reasonable discretion, shall determine that the remaining portions of the Premises cannot be used satisfactorily for the use specified in Item 11 of the Term Sheet and shall forward Notice to Tenant of such determination within 120 days after the Date of Taking this Lease shall expire as of the Date of Taking, or, if Tenant shall have remained in possession of the untaken part of the Premises after the Date of Taking, this lease shall terminate as of the date specified in such Notice by Landlord to Tenant. Such date shall be no later than the 180th day after the Date of Taking.

11.05. In the event this Lease shall terminate in accordance with the provisions of Sections 11.03 or 11.04, the aggregate of the awards or other proceeds of the Taking (including any interest included in or paid with respect to such award or proceeds) on account of Landlord’s and Tenant’s interests in the Premises shall be divided between Landlord and Tenant as follows:

(a) Tenant shall be entitled to receive such portion of such awards or proceeds, with the interest thereon, as shall represent compensation for the value, immediately prior to the Date of Taking of the unamortized cost of improvements paid for by Tenant (as amortized over the Lease Term); and

(b) Landlord shall be entitled to receive the balance of such awards or proceeds, with the interest thereon.

11.06. In the event of a Taking of either the fee or the temporary use of, or a perpetual easement upon, less than all of the Premises, and if this Lease shall not have terminated pursuant to the provisions of Section 11.04;

(a) Landlord shall repair and restore the Premises to the condition that existed immediately prior to the Taking (or if the Premises are not capable of being so repaired and restored, then as closely to such condition as is possible and is consistent with the intended use);

(b) the total of the awards or other proceeds of the Taking, with the interest thereon, shall first be used to reimburse Landlord for its actual expenses in restoring or repairing the Premises and the remainder shall be allocated between Landlord and Tenant in the manner prescribed in Section 11.05 hereof; and

(c) this Lease shall remain in full force and effect with respect to the remainder of the Premises, except that Rent, from and after the Date of Taking, shall be equal to the product obtained by multiplying the Rent in effect immediately prior to the Date of Taking by a fraction, the numerator of which shall be the fair market value of the Premises immediately following the Date of Taking and the denominator of which shall be the fair market value immediately prior to the Date of Taking.

11.07. In the event of any street widening (other than a Taking) or change of grade affecting the Premises the aggregate of the awards of other proceeds paid in connection therewith (including any interest included in or paid in respect of such awards or proceeds) after deducting the reasonable expenses of Landlord and Tenant in collecting the same, shall be allocated between Landlord and Tenant in the manner prescribed in Section 11.05 hereof, and there shall be the same reduction in Rent as recited in Section 11.06 hereof.

11.08. Nothing contained in this Article shall be deemed to give Landlord any interest in any award for any Taking of any Tenant’s Property or Alterations or the personal property of any subtenant or any damage to such property resulting from a Taking, and all such awards shall belong to Tenant or such subtenant, as the case may be. All claims for any such award may be filed and prosecuted by Tenant or any subtenant, respectively.

11.09. Landlord and Tenant may appear in any proceedings involving a Taking and be represented by their respective counsel.

12. Dedications and Easements

12.01. Landlord and Tenant agree that Landlord may convey title to, or grant easements in, portions of the Land included in the Premises to governmental authorities or utility companies for road widening, curb rounding and water, sewer, electrical, communication and other utility lines. Any such conveyance or grant shall be deemed a Taking only if Landlord receives compensation therefor; otherwise there shall be no reduction in Rent.

13. Property Taxes and Assessments

13.01. For the purposes of this Article 13, Property Taxes are for and pertain to the “calendar year” (herein called the “Tax Year”).

13.02. Tenant shall bear Tenant’s Percentage Share of Property Taxes becoming due and payable during the Lease Term. Tenant shall bear as Additional Rent the expense of Property Taxes for full Tax Years during the Lease Term and, additionally, the expense thereof for the Tax Years in which the Lease Term begins or terminates in the proportion that the number of days the Lease Term exists within each of such Tax Years bears to the total number of days in such year. Since the Premises have been neither built nor assessed yet, the actual Property Taxes will not be known at the time of execution of this Lease. Landlord’s best estimate for such Property Taxes based on similar properties in the Complex is approximately $1.25 per square foot in 2000.

13.03. Special assessments applicable to the Premises and the Common Area which are confirmed and become due and payable, either in full or in part, prior to the Commencement Date shall be remitted by, and be the sole expense of, Landlord, but if such assessments are payable in installments, Landlord shall bear the expense of and remit those installments due and payable prior to the Commencement Date. Tenant shall bear as Additional Rent the expense of installments due thereafter and special assessments confirmed thereafter, but only to the extent that such assessments become due and payable in full or in installments during the Lease Term. Those installments becoming due and payable after the termination of the Lease Term shall be the sole responsibility and expense of Landlord. For purposes of this Section, payment in installments over the longest possible term shall be deemed to have been elected in any instance where a determinable option so to pay existed, or may exist, notwithstanding that an assessment may have been or may hereafter be, paid in full, and Tenant shall bear the expense of only such installments as would have become due, payable and delinquent during the Lease Term had the installment option been elected. Tenant’s liability for Tenant’s Percentage Share of Property Taxes for the last Tax Year falling entirely or partly within the Lease Term or any Extended Term shall survive the expiration of the Lease Term, or any Extended Term.

13.04. Tenant shall pay, as Additional Rent, one-twelfth of Landlord’s estimate of Tenant’s Percentage Share of the cost of all Property Taxes for the Tax Year on the first day of each month during such Tax Year. With reasonable promptness after Landlord has received the tax bills for such Tax Year, or in the event of enactment of taxes in replacement of Property Taxes which require the filing of returns, then with reasonable promptness after the filing of the last such return, Landlord shall furnish Tenant with a statement (“Landlord’s Tax Statement”), setting forth the amount of Property Taxes for the Tax Year, and Tenant’s Percentage Share of such Property Taxes. If Tenant’s Percentage Share of the actual Property Taxes for the Expense Year exceeds the estimated Property Taxes paid by Tenant for such Tax Year, Tenant shall pay to Landlord the difference between the amount paid by Tenant and Tenant’s Percentage Share of the actual Property Taxes, within 15 days after the receipt of Landlord’s Tax Statement. If the total amount of Property Taxes paid by Tenant for the Tax Year exceeds Tenant’s Percentage Share of the actual Property Taxes for the Tax Year, such excess shall be credited against the next installment of Property Taxes due from Tenant to Landlord hereunder.

13.05. Tenant may request Landlord to pursue such administrative and judicial procedures as may be necessary to contest and appeal any assessment or valuation. If Landlord agrees to pursue such procedures, then Tenant shall bear all of the costs and expenses related thereto and Tenant agrees to cooperate in all reasonable ways to further any such procedure by Landlord. Benefits and expenses resulting from any contest with respect to Property Taxes for the Tax Year in which the Lease Term begins or terminates shall be borne ratably by Tenant and Landlord in proportion to the amount of the reduction of the tax required to be borne by each pursuant to the terms of this Lease in the absence of a contest thereof.

14. Remedies in Case of Default; Indemnification; Right to Perform Covenants

14.01. If Tenant shall

(i)	default in its performance of or compliance with its obligation to pay Rent, Additional Rent or any other sum of money payable hereunder or

(ii)	default in its performance of or compliance with any of its other obligations under this Lease and such default shall continue for a period of 30 days after Notice by Landlord to Tenant of such default (unless, in the case of any default which cannot with due diligence be remedied within such 30-day period, a course of action adequate to remedy the same shall be commenced by Tenant within such period and thereafter shall be prosecuted with diligence and continuity), or

(iii)	be adjudicated a bankrupt or insolvent or make an assignment for the benefit of creditors,

then, in the event of any such situation and in addition to any other remedies that Landlord may have at law or in equity, Landlord may enter the Premises or any part thereof and repossess the same and evict Tenant and all persons claiming under and through Tenant, and remove any effects, without being guilty of trespass and without prejudice to any remedies which may be available for arrears of Rent or for Tenant’s breach of covenant; and upon entry as aforesaid, this Lease shall terminate and wholly expire. Tenant shall be liable for the Rent up to the date of such termination and for Rent that would have been payable following such termination in excess of any rent received by Landlord for that period.

14.02. Landlord shall indemnify and save harmless Tenant (and anyone claiming under Tenant) against and from any loss, damage, claim, liability, cost and expense (including without limitation counsel fees and disbursements) which shall be asserted against and incurred by Tenant (or anyone claiming under Tenant) occasioned by or arising from (a) any default by Landlord under this Lease or (b) any negligent or other tortious act of Landlord with respect to the Premises. To the extent that Tenant recovers from the insurance carried by Tenant pursuant to Article 10, Landlord is released from this indemnification.

14.03. Tenant shall indemnify and save harmless Landlord against and from all loss, damage, claim, liability, cost and expense (including without limitation reasonable counsel fees and disbursements) which shall be asserted against or incurred by Landlord and occasioned by or arising from (a) any default by Tenant under this Lease or (b) any negligent or other tortious act of Tenant with respect to the Premises. To the extent that Landlord recovers from the insurance carried pursuant to Article 9, Tenant is released from this indemnification.

14.04. Landlord shall have the right at any time, after 15 days’ Notice Tenant (or without Notice in case of emergency or in case any fine, penalty, interest or cost may otherwise be imposed or incurred), to make any payment, including but not limited to Property Taxes, or perform any act required of Tenant under any provision of this Lease, and in exercising such right, to incur necessary or incidental costs and expenses, including reasonable counsel fees. Nothing herein shall imply any obligation on the part of Landlord to make any payment or perform any act required of Tenant, and the exercise of the right so to do shall not constitute a release of any obligations of a waiver of any default. All payments made and all costs and expenses incurred in connection with any exercise of such right shall be reimbursed by Tenant to Landlord within ten days after Notice, together with interest at the rate of 12% per annum compounded monthly, (or if such amount shall be in excess of the highest rate of interest permitted by law, then at such highest rate permitted by law), from the respective dates of the making of such payments or the incurring of such costs and expenses. In addition to any other rights and remedies available to Landlord, Landlord shall have, in respect of Tenant’s failure to make reimbursement of any amount as aforesaid, the same rights and remedies as in the case of default by Tenant in the payment of Rent.

14.05. Tenant agrees to provide Landlord’s mortgagee, as defined below, with a copy of all notices of default provided by Tenant to Landlord.

14.06. If Tenant shall abandon or surrender the Premises, or be dispossessed by process of law or otherwise, any personal property belonging to Tenant and left on the Premises shall be deemed to be abandoned, at the option of Landlord.

15. Subordination

15.01. This Lease and the estate granted hereby shall be subject and subordinate to the lien of any first mortgage or consolidated first mortgage which may now or at any time hereafter constitute a lien on the Premises, and to any agreements at any time made, modifying, supplementing, extending or renewing any such mortgage; provided, however, that such subordination of this Lease and the estate hereby granted to any such mortgagee shall be upon the condition that the mortgagee under such mortgage shall execute and deliver to Tenant an instrument in recordable form (herein called a “Recognition Agreement”) providing that, so long as Tenant shall not be in default in the payment of the Rent or Additional Rent or in the performance of its obligations and covenants hereunder, this Lease and the estate hereby granted shall not be terminated, and Tenant’s possession of the Premises shall not be interfered with in any foreclosure or other action or proceeding instituted under or in connection with such mortgage. The term “mortgage” as used in this Lease shall include an indenture of mortgage and deed of trust and the term “mortgagee” as used in this Lease shall include the trustee or other holder of an indenture of mortgage or deed or trust.

15.02. It is the intention of the parties hereto that, subject to the execution and delivery of a Recognition Agreement, the provision for the subordination of this Lease and the estate hereby granted shall be self-operative and that no further instrument shall be required to effect such subordination; but Landlord and Tenant, upon request by the other, at any time or times shall execute and deliver any and all instruments that may be reasonably necessary or proper to effect such subordination or to confirm or evidence the same.

15.03. If on the Commencement Date there is any mortgage constituting a lien on the fee of the Premises, Landlord shall obtain and deliver to Tenant a Recognition Agreement from the mortgagee under such mortgage containing the provisions referred to in this Article.

16. Certificates by Landlord and Tenant

16.01. Each party hereto agrees at any time and from time to time during the lease Term, within 30 days after written request from the other party, to execute, acknowledge and deliver to the other party a statement in writing certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), and the dates to which the Rents have been paid in advance, if any, and stating whether or not to the best knowledge of the signer of such certificate the other party hereto is in default in the performance of any covenant, agreement or condition contained in this Lease, and, if in default, specifying each such default of which the signer may have knowledge.

17. Quiet Enjoyment

17.01. Tenant, upon paying the Rent and the Additional Rent and performing or observing all covenants, agreements, terms, and conditions of this Lease on its part to be performed or observed, shall lawfully and quietly hold, occupy, and enjoy the Premises during the Lease Term without hindrance or molestation by Landlord, or any person or persons claiming through Landlord.

18. Assignment and Subletting

18.01. During the Lease Term, Tenant shall not, without the consent of Landlord, assign this Lease or any interest herein, or encumber its interest in this Lease, or sublease all or any part of the Premises. Landlord shall not unreasonably delay or withhold its consent for Tenant to sub-lease a portion(s) of the Premises to either General Motors Corporation, Chrysler Corporation, Ford Motor Company, Visteon, or other “Tier One” suppliers or other proposed sub-tenants who are of substantially similar reputation and financial strength as Tenant and whose use of the subleased Premises is required by the business practices of Tenant and/or its customers, provided that such subleased uses do not conflict with Tenant’s proposed use and occupancy of the Premises.

18.02. Notwithstanding the provisions of Section 18.01, in the event that Landlord consents to any such assignment, encumbrance or subletting. Tenant shall nevertheless remain liable for the payment of any Rent, Additional Rent and for the performance or observance of all other covenants, conditions and undertakings of Tenant hereunder. In the event that Tenant receives any compensation from any permitted assignee of this Lease for making such assignment, Landlord shall be entitled to receive such compensation. In the event that the rent and additional rent payable by any permitted subtenant of Tenant is greater than the Rent and Additional Rent payable hereunder, Landlord shall be entitled to receive the excess. Tenant may subtract from any sums due to Landlord pursuant to the preceding two sentences any sums expended by Tenant to secure the assignment or subletting such as brokerage commissions and tenant improvement costs.

18.03. Sales aggregating fifty percent or more of the capital or voting stock of Tenant (if Tenant is a non-public corporation) or transfers aggregating fifty percent or more of Tenant’s partnership interest (if Tenant is a partnership) shall be deemed to be an assignment of this Lease within the meaning of this Article.

19. Signs

19.01. Tenant may not place any signs on the Building other than lettering on the outside doors to the Premises, which shall be of a style and size approved by Landlord. Tenant shall obtain written consent from Landlord for the placement of any other sign outside of the Premises. Any sign which Tenant is permitted to place outside of the Premises shall at all times be and remain the property of Tenant and shall be removed at Tenant’s election and expense on the Expiration Date or earlier termination of this Lease. No signs, whether permanent or temporary, may be placed in windows of the Premises.

19.02. From time to time during the last 120 days of the initial Term or any applicable Extended Term, whichever is later, Tenant shall permit Landlord to display “For Lease” signs upon the Premises in such a manner as not to interfere with the normal and regular conduct of Tenant’s business.

20. Hazardous Materials

20.01. Tenant shall and hereby does agree to pay, protect, defend, indemnify and hold Landlord harmless from and against any and all loss, damages, expenses, fees, claims, costs and liabilities (including, but not limited to, attorneys’ fees and costs of litigation) arising out of or in any manner related to the generation, storage use, treatment or disposal of Hazardous Materials or violation of Hazardous Materials Laws at the Premises and the Common Area by Tenant or its agents, employees or contractors. Landlord shall and hereby does agree to pay, protect, defend, indemnify and hold Tenant harmless from and against any and all loss, damages, expenses, fees, claims, costs and liabilities (including, but not limited to attorney’s fees and cost of litigation) arising out of or in any manner related to the generation, storage, use, treatment or disposal of Hazardous Materials or violation of Hazardous Materials Laws at the Premises by Landlord or its agents, employees or contractors.

20.02. Tenant covenants and agrees that (a) it will not violate any Hazardous Materials Laws (b) no activity shall be undertaken on the Premises or the Common Area which would cause: (i) the Premises or the Common Area to become a hazardous waste treatment, storage or disposal facility within the meaning of, or otherwise bring the Premises or the Common Area within the ambit of, any Hazardous Material Law, (ii) a release or threatened release of Hazardous Material from the Premises or the Common Area within the meaning of, or otherwise bring the Premises or the Common Area within the ambit of, any Hazardous Material Law, or (iii) the discharge of Hazardous Material into any watercourse, body of surface or subsurface water or wetland, or into the atmosphere of any Hazardous Material which would require a permit under any Hazardous Material Law; (c) no activity shall be undertaken with respect to the Premises or the Common Area which would cause a violation or support a claim under any Hazardous Material Law; (d) no underground storage tanks or underground deposits will be located on the Premises or the Common Area.

21. Recording

21.01. Landlord at its option may record this Lease, or at Tenant’s or Landlord’s request, each party shall execute a short form or memorandum of lease (herein called the “Short Form Lease”) for recording purposes. Tenant shall cooperate with Landlord in every reasonable way to place this Lease or the Short Form Lease, if executed, in recordable form. Tenant shall not record this Lease without Landlord’s written consent, but may record a Short Form Lease.

22. Brokers

22.01. Landlord and Tenant represent and warrant to each other that neither has engaged a real estate broker, finder or any other person who would be entitled to any commission or fee in respect to the execution of this Lease and any other transaction contemplated by this Lease other than the broker listed in Item 12 of the Term Sheet for whose commission Landlord shall be responsible; and Landlord and Tenant each agree to indemnify and hold the other harmless from and against any and all losses, liabilities or expenses which may be incurred as a result of any claim which may be asserted by any such broker, finder or other person on the basis of any arrangements or agreements made or alleged to have been made on behalf of Landlord or Tenant.

23. Notices

23.01. All notices and other communications (herein called “Notices”) required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, postage prepaid or by prepaid overnight mail delivery service providing written evidence of delivery, and addressed as follows:

To Landlord: To the address specified in Item 13 of the Term Sheet

To Tenant: To the address specified in Item 13 of the Term Sheet

23.02. All Notices personally delivered shall be deemed received on the date of delivery. Any Notice by certified shall be deemed to have been given on the date of certification thereof. The date of any Notice by overnight mail service shall be the date the airbill is signed by the recipient. Either party may change its address for the receipt of Notices by giving Notice thereof to the other.

24. Security Deposit [Intentionally Deleted]

25. Miscellaneous

25.01

(a) In the event the original Landlord hereunder or any successor owner of the Building shall sell or convey the Building, all liabilities and obligations on the part of the original Landlord or such successor owner under this Lease accruing thereafter shall terminate, and thereupon all such liabilities and obligations shall be binding upon the new owner. Tenant agrees to attorn to such new owner.

(b) Landlord shall not be responsible or liable to Tenant for any loss or damage that may be occasioned by or through the acts or omissions of persons occupying adjoining areas or any part of the area adjacent to or connected with the Premises or any part of the Building or for any loss or damage resulting to Tenant or his property from burst, stopped or leaking water, gas, sewer or steam pipes, or for any damage or loss of property within the Premises from any cause other than solely by reason of the gross negligence or willful act of Landlord, its employees and contractors and no such occurrence shall be deemed to be an actual or constructive eviction from the Premises or result in an abatement of rental.

(c) If Landlord shall fail to perform any covenant, term or condition of this Lease upon Landlord’s part to be performed, and, if as a consequence of such default, Tenant shall recover a money judgment against Landlord, such judgment shall be satisfied only out of the proceeds of sale received upon execution of such judgment and levied thereon against the right, title and interest of Landlord in the Building and out of rents or other income from the Building receivable by Landlord, or out of the consideration received by Landlord from the sale or other disposition of all or any part of Landlord’s right, title and interest in the Building, and Landlord shall not be liable for any deficiency.

25.02. No failure by Landlord or Tenant to insist upon the strict performance of any covenant, agreement, term or condition of this Lease or to exercise any right, power or remedy consequent upon a breach thereof, shall constitute a waiver of any such breach or of such covenant, agreement, term or condition. No waiver of any breach shall affect or alter this Lease, but each and every covenant, agreement, term, and condition of this Lease shall continue in full force and effect with respect to any other then existing or subsequent breach thereof.

25.03. The rights and obligations contained in this Lease shall bind and inure to the benefit of Landlord and Tenant and, except as otherwise provided herein, their respective personal representatives, successors, and permitted assigns.

25.04. If any provision of this Lease or the application thereof to any person or circumstances, to any extent, shall be invalid or unenforceable, the remainder of this Lease, or the application of such provision to person or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each provision of this Lease shall be valid and enforceable to the fullest extent permitted by law.

25.05. This Lease shall be construed and enforced in accordance with the laws of the State where the Premises are located.

25.06. All of the covenants and agreements of Landlord hereunder shall be deemed and construed to be “conditions” as well as “covenants” as though the words specifically expressing or importing covenants and conditions were used in each separate instance.

25.07. Unless the context otherwise requires, pronouns used herein shall refer to the masculine and the feminine and to the singular and the plurals forms of such terms. The words “herein”, “hereof”, “hereinafter” “hereafter and words of similar import refer to this Lease as a whole and not to any particular Article, Section, Paragraph or subdivision.

25.08. The headings of the Articles in this Lease are for convenience only and shall not be used to construe or interpret the scope or intent of this Lease or in any way affect the same.

25.09. This Lease contains the entire agreement between the parties and all prior negotiations and agreements are merged herein. Neither this Lease nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver or termination is sought; provided, however, no such instrument shall be deemed binding on Landlord unless signed by the President, a Vice President, Secretary or an Assistant Secretary of Tenant or by any other person to whom authority to execute any such instrument shall be delegated in writing by any of such officers.

25.10. In the event of any breach or threatened breach by either Landlord or Tenant of any of the covenants, agreements, terms, or conditions of this Lease, Landlord and Tenant each shall be entitled to enjoin such breach or threatened breach and shall have the right to invoke any right, power, and remedy allowed at law or in equity or by statute or otherwise.

25.11. If more than one person or party shall be Landlord or Tenant, such parties, by appointment by the holders of (i) at least 51 percent of the estate of Landlord or Tenant, as the case may be, or (ii) the owners of at least 51 percent of the Premises, or of a corporation that owns or controls the Premises, Landlord or Tenant, as the case may be, by Notice to the other, shall designate a single person or party to act as their sole representative to receive or pay the Rent and Additional Rent, give or receive Notices, and give consents under this Lease for and on behalf of Landlord or Tenant, as the case may be; in which case payments of the Rent and Additional Rent to or by, Notice to or by and consent by such representative shall be deemed to be valid payment to or by, Notice to or by or consent by all of the parties constituting Landlord or Tenant, as the case may be. Such designation may be revoked by Notice given in the same manner as the appointment, by death of the person designated or by judicial determination of incompetency of the person designated, but not otherwise. Until such designation is revoked, payment to, or Notice to or by, or consent by such representative shall be conclusively binding upon all of the parties constituting Landlord or Tenant, as the case may be, and upon their respective heirs, executors, administrators, guardians, successors, and assigns. In the event no such appointment shall be in effect at any time during the term of this Lease, payment and Notice to and consent by any one party who may own an interest in the estate of Landlord or Tenant, as the case may be, shall be deemed payment and Notice to and consent by all of the parties constituting Landlord or Tenant, as the case may be, and upon their respective heirs, executors, administrators, guardians, successors, and assigns.

25.12. If as a result of any breach or default in the performance of any of the provisions of this Lease, Landlord uses the services of an attorney in order to secure compliance with such provisions or recover damages therefor, or to terminate this Lease or evict Tenant, Tenant shall reimburse Landlord upon demand for any and all reasonable attorneys’ fees and expenses so incurred by Landlord, provided that if Tenant shall be the prevailing party in any legal action brought by Landlord against Tenant, Tenant shall be entitled to recover for the fees of its attorneys in such amount as the court may adjudge reasonable.

25.13. The relationship between the parties hereto is solely that of Landlord and Tenant and nothing contained herein shall constitute or be construed as establishing any other relationship between the parties, including, without limitation, the relationship of principal and agent, employer and employee or parties engaged in a partnership or joint venture. Without limiting the foregoing, it is specifically understood that neither party is the agent of the other and neither is in any way empowered to bind the other to use the name of the other in connection with the construction, maintenance or operation of the Premises, except as otherwise specifically provided herein.

26. Execution

26.01 Landlord and Tenant have executed this Lease by signing and dating the Term Sheet, Exhibit B and Exhibit C and by initialing the first page of this Lease Agreement.

FIRST AMENDMENT TO LEASE

First Amendment to Lease (“First Amendment”) dated the 27th day of August, 2001 by and between FORD MOTOR LAND DEVELOPMENT CORPORATION, a Delaware corporation, (“Landlord”), and Roush Industries, a Michigan corporation, (“Tenant”).

WITNESSETH:

WHEREAS, Landlord, and Tenant, entered into a certain Lease dated December 21,1999 (herein called the “Lease”) covering approximately 84,000 rentable square feet of the Building located at 333 Republic Court and 85,200 rentable square feet of the Building located at 777 Republic Court, Allen Park, Michigan; and

WHEREAS, Landlord and Tenant wish to amend said lease in the manner set forth hereinafter;

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1. All terms used in this First Amendment with initial capitalization defined in the Lease shall have meanings defined in the Lease, unless the context otherwise requires.

2. Amortization of Tenant Improvements Effective September 1, 2001, Tenant will also pay, as Additional Rent, sixteen consecutive equal monthly installments of Thirty-Five Thousand Five Hundred Ninety-five and 93/100 Dollars ($ 35,595.93) each for the amortization of Tenant Improvements, per Attachment A attached hereto.

3. Item 13 Section 23.01 Landlord’s Address for Notices is amended to;

Ford Motor Land Development Corporation

Suite 200

550 Town Center Drive

Dearborn, MI 48126

Attn: Fairlane Business Park-Property Manager

The Lease as herein amended is hereby ratified and confirmed by the parties hereto and shall remain in full force and effect.

IN WITNESS WHEREOF, Landlord and Tenant have executed this First Amendment as of the day and year first above written.

LANDLORD: Ford Motor Land Development Corporation, a Delaware corporation		TENANT: Roush Industries, a Michigan corporation

By:	/s/ Mark K. Woods	By:	/s/ Illegible

Its:	Mark K. Woods, Vice President	Its:	CEO
Dated:	Aug. 31, 2001	Dated:	8. 27. 01